Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEWPORT BEACH	1999 Avenue of the Stars, Suite 700 Los Angeles, California 90067 TELEPHONE (310) 553-6700 FACSIMILE (310) 246-6779 www.omm.com	NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

May 10, 2012	OUR FILE NUMBER
0510692-00048
Lions Gate Entertainment Inc.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

Lions Gate Entertainment Corp.
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9

Re:                             Registration of Securities of Lions Gate Entertainment Inc. and Lions Gate Entertainment Corp.

Ladies and Gentlemen:

We have acted as special counsel to Lions Gate Entertainment Inc., a Delaware corporation (the “Issuer”), a wholly-owned subsidiary of Lions Gate Entertainment Corp., a corporation organized under the laws of the province of British Columbia, Canada (the “Guarantor”), and to the Guarantor, in connection with the issuance of $45,000,000 in aggregate principal amount of 4.00% Senior Subordinated Convertible Notes due January 11, 2017 (the “Notes”), which are unconditionally guaranteed by the Guarantor (the “Guarantee”), and convertible into common shares, no par value per share of the Guarantor, under an indenture dated January 11, 2012 (the “Indenture”) among the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and the registration for resale of the Notes, the related Guarantee, the common shares issuable upon conversion of such Notes and the common shares issued in connection with the acquisition of Summit Entertainment, LLC, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission on May 10, 2012 (the “Registration Statement”). We are providing this opinion to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus included therein (the “Prospectus”), other than as to the enforceability of the Notes and the Guarantee.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the Indenture and the Registration Statement. As to relevant factual matters, we have relied upon, among other things, factual representations in certificates of officers of the Issuer and the Guarantor. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as certified or photostatic copies conform to the originals thereof.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.             The Notes constitute the legally valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

2.             The Guarantee constitutes the legally valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except as may be limited by the Enforceability Exceptions and possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

For purposes of our opinions above, we have assumed that (i) the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia, Canada; (ii) the Guarantor has the corporate power and authority to execute, deliver and perform the Indenture and the Guarantee; (iii) the Guarantor has taken all requisite corporate action to authorize the execution, delivery and performance of the Indenture and the Guarantee, under the laws of its jurisdiction of incorporation; and (iv) the Indenture and the Guarantee have been duly executed and delivered by the Guarantor under the laws of its jurisdiction of incorporation.

With your consent, we have assumed (i) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms; and (ii) that the status of the Indenture and the Notes as legally valid and binding obligations of the respective parties thereto is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Our opinion above as to the enforceability of the Notes and the Guarantee is subject to: (i) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own gross negligence, willful misconduct, bad faith or unlawful conduct; and (ii) the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies.

The law covered by this opinion letter is limited to the present law of the State of New York.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We express no opinion concerning (i) federal or state securities laws or regulations; or (ii) federal or state antitrust, unfair competition or trade practice laws or regulations.

This opinion furnished by us as special counsel to the Issuer and Guarantor is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ O’Melveny & Myers LLP